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                                                                   Exhibit 10.11

          AMENDMENT TO AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

     This Amendment to Amended and Restated Exclusive License Agreement ("Amendment"), effective as of March 18, 2002, by and between GenVec, Inc., having offices at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 ("LICENSEE"), and Cornell Research Foundation, Inc., having offices at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, New York 14850 (the "FOUNDATION"), amends that certain Amended and Restated Exclusive License Agreement by and between LICENSEE and FOUNDATION dated April 1, 1993 (the "Restated Agreement").

     WHEREAS, the parties desire to amend the Restated Agreement as set forth herein below.

     NOW, THEREFORE, LICENSEE and the FOUNDATION agree as follows:

AMENDMENT. This Amendment hereby amends the Restated Agreement to incorporate the terms and conditions set forth in this Amendment. The relationship of the parties shall continue to be governed by the terms and conditions of the Restated Agreement, as amended herein; and in the event that there is any conflict between the terms and conditions of the Restated Agreement and this Amendment, the terms and conditions of this Amendment shall control. As used in this Amendment, all capitalized terms shall have the meanings defined for such terms in this Amendment or, if not defined in the Amendment, the meanings defined in the Restated Agreement.

MODIFICATIONS TO THE AGREEMENT:

1. The Restated Agreement is hereby amended to replace Section 1.14 with a new
   Section 1.14 which shall read as follows:

   "Valid Claim" shall mean a claim of an issued and unexpired Licensed Patent or a claim of a Licensed Application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.14, if a claim in a Licensed Application has not issued as a claim of an issued patent

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

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   within * after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until a patent issues including such claim.

2. The Restated Agreement is hereby amended to add the following Section 1.15:

   "LICENSED TARGETING PATENT" shall mean (i) any patent listed in Appendix A to this Amendment, (ii) any patent issuing from a Licensed Targeting Application, (iii) all extensions, reissues and re-examinations of (i) or
   (ii), and (iv) foreign counterparts of any of the foregoing.

3. The Restated Agreement is hereby amended to add the following Section 1.16:

   "LICENSED TARGETING APPLICATION" shall mean any patent application listed in Appendix A to this Amendment, and any continuation, continuation-in-part, or divisional applications thereof, as well as foreign counterparts thereof.

4. The Restated Agreement is hereby amended to add the following Section 6.12:

   Notwithstanding any provisions of this Article VI to the contrary, if a Licensed Product is covered in the country of manufacture or sale only by a Valid Claim of a Licensed Targeting Patent or a Licensed Targeting Application with respect to Licensed Patents or Licensed Applications, LICENSEE shall not be required to pay a royalty, but shall make payments in accordance with Section 6.13.

5. The Restated Agreement is hereby amended to add the following Section 6.13:

   6.13.1 Following approval for marketing by the Food and Drug Administration (or any foreign equivalent) of a Licensed Product that is covered by a Valid Claim of a Licensed Targeting Patent or Licensed Targeting Application, for each calendar year in which commercial sales of such Licensed Products occur and the Net Sales Price of such Licensed Products sold by LICENSEE equals or does not exceed an aggregate total of * Dollars ($*), LICENSEE shall pay to the FOUNDATION the sum of * Dollars ($*) within sixty days following the end of such calendar year.

   6.13.2 Following approval for marketing by the Food and Drug Administration (or any foreign equivalent) of a Licensed Product that is covered by a Valid Claim of a Licensed Targeting Patent or Licensed Targeting Application, for each calendar year in which commercial sales of such Licensed Products occur and the Net Sales Price of such Licensed Products sold by LICENSEE exceeds an aggregate total of * Dollars ($*), LICENSEE shall pay to the FOUNDATION the sum of * Dollars ($*) within sixty days following the end of such calendar year.

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6. The parties acknowledge that, as of the effective date of this Amendment, *
   is * a * with * with respect to the *. The parties also acknowledge that * has * with* and * concerning *, and that * might have other such * in the future. * hereby warrants and represents to * that there is * that, in return for the execution of this Amendment, LICENSEE will * described in this Paragraph 6.

7. Notwithstanding the provisions of Paragraph 6, in the event that LICENSEE undergoes a Bankruptcy Event (as hereinafter defined) any sublicense granted by LICENSEE under the Restated Agreement with respect to the Licensed Targeting Patent or Licensed Targeting Application may, at the election of such sublicensee communicated in writing to FOUNDATION, remain in effect in the event of any termination of the Restated Agreement and shall provide for the assignment of such sublicense to FOUNDATION or its designee, in the event that the Restated Agreement is terminated; provided that, in the event any sublicensee agrees to such assignment, the financial obligations of the sublicensee to FOUNDATION shall be limited to an amount equal to a pro rata share (based on the total number of sublicensees under the Restated Agreement remaining in effect after such termination) of the amount that LICENSEE would have been obligated to pay to FOUNDATION for the activities of such sublicensee pursuant to the Restated Agreement. If the sublicensee does not elect to have FOUNDATION assume such sublicense at such payment terms, FOUNDATION agrees that the sublicensee and FOUNDATION shall, upon sublicensee's written request, negotiate in good faith alternative payment terms for such sublicense.

8. The Restated Agreement is hereby amended to add the following Section 13.4:

   In the event that LICENSEE shall be declared insolvent or go into liquidation, a receiver or a trustee be appointed for substantially all of the property or estate of LICENSEE and said receiver or trustee is not removed within sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors (collectively, a "Bankruptcy Event"), and whether any of the aforesaid Bankruptcy Events be the outcome of the voluntary act of LICENSEE, or otherwise, FOUNDATION shall be entitled to terminate LICENSEE's rights under Article II of this Restated Agreement. LICENSEE agrees (to the extent it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law or any other law wherever enacted, now or at any time hereafter in force, which would prohibit the termination of this Restated Agreement or in any way modify the effects thereof as provided herein, and LICENSEE (to the extent it may lawfully do so or to the extent that any bankruptcy trustee agrees to do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay, or impede the execution of any power herein granted to FOUNDATION, but will suffer and permit the execution of every power as though no such law had been enacted.

9. The Restated Agreement is hereby amended to add the following Whereas clause:

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   WHEREAS, The Hospital for Special Surgery, a not-for-profit corporation organized and existing under the laws of the State of New York, and having a place of business located at 535 East 70th Street, New York, New York 10021 (hereinafter "HSS") jointly owns with FOUNDATION U.S. patent application 09/182,567, entitled "A Method for Inhibiting Immune Response to a Recombinant Vector" (CRF D-1980; HSS-0027); and U.S. patent application 09/629,074, entitled "A Method of Enhancing Bone Density" (CRF D-2717; HSS-0063), to each of which LICENSEE has a license under FOUNDATION's rights under the Restated Agreement; and LICENSEE and FOUNDATION have agreed that LICENSEE shall be granted a license by the FOUNDATION under the Restated Agreement to HSS's ownership rights by means of a Joint Ownership Agreement between HSS and FOUNDATION; and FOUNDATION and HSS shall execute such a Joint Ownership Agreement promptly after the effective date of this Amendment;

   Section 16.6 of the Restated Agreement hereby is amended in its entirety so that, as amended, said Section 16.6 shall read as follows:

   16.6 LICENSEE agrees to defend, indemnify and hold FOUNDATION and HSS harmless from and against all liability, damages, expenses or losses for death, personal injury, illness or property damage (including reasonable attorney's fees) resulting from a claim, suit or proceeding brought by a third party against FOUNDATION and HSS and arising (a) out of use by LICENSEE or its sublicensees of inventions licensed or information furnished under this Restated Agreement, or (b) out of any use, sale or other disposition by LICENSEE or its sublicensees of Licensed Products made by use of such inventions or information; provided that any indemnitee that intends to claim indemnification under this Article XVI shall: (i) promptly notify LICENSEE in writing of any claim with respect to which the indemnitee intends to claim such indemnification, (ii) give LICENSEE sole control of the defense and settlement thereof, and (iii) provide LICENSEE, at LICENSEE's expense, with reasonable assistance and full information with respect to such claim. LICENSEE shall have no obligation for any claim if the indemnitee seeking indemnification makes any admission, settlement, or other communication regarding such claim without the prior consent of LICENSEE, which consent will not be unreasonably withheld. As used in this clause, FOUNDATION and HSS includes their respective trustees, officers, agents and employees, and those of Cornell University (including CUMC) and affiliated hospitals, clinics, or other institutions affiliated with CUMC, and "LICENSEE" includes its Affiliates, contractors and sub-contractors. In discharge of the above, LICENSEE will maintain general liability insurance in the amount of at least one million ($1,000,000) per occurrence with a deductible of more than $10,000 per occurrence against damage to or destruction of property and injury to or death of individuals and against such other risks as FOUNDATION and HSS may reasonably request arising out of or in connection with any of the Licensed Products. FOUNDATION, HSS and LICENSEE and their respective officers, trustees, members of their governing boards, and employees will be named insureds under all such insurance. Such insurance will also provide that FOUNDATION and HSS will be given notice of any material modification thereof which would reduce insurance coverage of LICENSEE, and at least thirty (30) days prior written notice of cancellation or termination and reason

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   therefor. LICENSEE will furnish FOUNDATION and HSS upon request, and in any event on execution of this Restated Agreement and on each anniversary of the Effective Date of this Restated Agreement, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

ENTIRE AGREEMENT. Together the Restated Agreement and this Amendment constitute the entire agreement between the Parties in connection with the subject matter thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No provision of this Amendment may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This Amendment shall be governed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Amendment.

GENVEC, INC.                               CORNELL RESEARCH FOUNDATION, INC.


By:     /s/ Thomas E. Smart                By:     /s/ Brian Kelly
       -----------------------------              ------------------------

Title:  Sr. Vice President                 Title:  Vice President
        Corporate Development                     ------------------------
       -----------------------------

Date:   March 18, 2002                     Date:   March 18, 2002
       -----------------------------              ------------------------


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 Appendix A to the Amendment To Amended And Restated Exclusive License Agreement

                                        *

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                                    Exhibit A

                Amended and Restated Exclusive License Agreement

          [Previously filed as Exhibit 10.13 to the Company's Form S-1,
                             File Number 333-51475.]